As filed with the Securities and Exchange Commission on May 5, 2026

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-3 Registration Statement No. 333-292016

UNDER

THE SECURITIES ACT OF 1933

TERNS PHARMACEUTICALS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	98-1448275
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1065 East Hillsdale Blvd., Suite 100

Foster City, California 94404

(650) 525-5535

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Kelly E.W. Grez

Secretary

1065 East Hillsdale Blvd., Suite 100

Foster City, California 94404

(650) 525-5535

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Catherine J. Dargan

Andrew Fischer

Alicia Zhang

Covington & Burling LLP

850 Tenth Street, NW

Washington, D.C. 20001

(202) 662-6000

Approximate date of commencement of proposed sale to the public: Not applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment (the “Post-Effective Amendment No. 1”) relates to the following registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) by Terns Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”):

•	Registration Statement on Form S-3 (Registration No. 333-292016) filed with the SEC on December 9, 2025.

The Registrant is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all securities that remain unsold under the Registration Statement.

On May 5, 2026, pursuant to the terms of the Agreement and Plan of Merger, dated as of March 24, 2026 (the “Merger Agreement”), by and among the Registrant, Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Merck”), and Thailand Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Merck (“Purchaser”), Purchaser merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Merck.

As a result of the transactions contemplated by the Merger Agreement, the Registrant has terminated all offerings of its securities pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unissued at the termination of the offerings, the Registrant hereby deregisters all securities previously registered under the Registration Statement that remain unsold, if any, as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rahway, in the State of New Jersey, on May 5, 2026.

TERNS PHARMACEUTICALS, INC.

By:	/s/ Kelly E.W. Grez
Kelly E.W. Grez
Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-3, in reliance upon Rule 478 under the Securities Act of 1933, as amended.